UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 23, 2007

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2007, we adopted the ADC Management Incentive Plan for Fiscal Year 2008 (the "Plan") for our executive officers other than our CEO. This Plan provides a direct financial incentive for eligible ADC officers to make a significant contribution to established financial goals. Participants under the Plan can receive an award if ADC achieves established minimum levels of proforma operating income in fiscal year 2008. Participants who work directly for one of our business units can also receive an award if their business unit achieves established minimum levels of proforma operating income in fiscal year 2008. Further, 25% of each participant's targeted award under the Plan is based upon whether the participant meets individual performance objectives during our fiscal year 2008. This means an individual may receive an award under the Plan regardless of whether ADC or the particular business unit for which the participant works achieve their proforma operating income goals that will trigger an award under the Plan. Depending upon the business in which a participant works, if proforma operating levels trigger an award under the Plan, the financial factors used to measure the amount of an award the participant may receive will be proforma operating income and net sales.

Our CEO remains subject to, and the only participant in, our Executive Management Incentive Plan.

We intend to include a copy of the Plan as an exhibit to our report on Form 10-K for the 2007 fiscal year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

October 29, 2007	By:	/s/ James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer